Exhibit 99.1

Unaudited Pro Forma Combined Financial Information

      The following tables show unaudited combined financial information for The Robert Mondavi Corporation, a Delaware Corporation, referred herein as Mondavi Delaware, on a pro forma basis, giving effect to (1) the plan and agreement of merger, and the merger contemplated thereby, in which, subject to shareholder approval, each share of Class A common stock of the Company will be converted into one share of Mondavi Delaware, the Company’s newly formed wholly-owned subsidiary, each share of Class B common stock of the Company will be converted into 1.165 shares of Mondavi Delaware and the state of incorporation of the Company will be changed from California to Delaware and (2) the Company’s plan to divest its luxury brands and investments and certain non-strategic assets, as approved by the board of directors on September 14, 2004, referred to herein as the September 14, 2004 restructuring, together as if the transactions had occurred on July 1, 2003 for the income statement information and as if the transactions had occurred on June 30, 2004 for the balance sheet information. The pro forma income statement information does not include gains or losses relating to the divestiture because such gains and losses are considered to be non-recurring.

      In evaluating the divestiture of the Company’s luxury brand assets and investments and certain non-strategic assets, the Company determined that the carrying value of certain inventories relating primarily to discontinued brands was greater than the sale price expected to be received through the plan of disposal approved by the board of directors. The Company also determined that the carrying value of certain vineyards and vineyard assets exceeded the expected sale price. Accordingly the pro forma financial statements include adjustments to reduce these inventories, vineyards and vineyard assets to their expected sale price. Additional costs relating to the September 14, 2004 restructuring reflected in the pro forma financial statements include costs associated with the exit of grape contracts where the supply of grapes is no longer required, severance costs related to the separation of luxury business employees and costs associated with the corporate shutdown of properties primarily used for the luxury business. Costs related to the restructuring of the on-going lifestyle business reflected in the pro forma financial statements include costs associated with the exit of grape contracts following the Company’s decision to change the sourcing, costs associated with the renegotiation of existing grape contract terms including price, length of contract, and variety of grapes, and costs associated with corporate downsizing following the restructuring. The pro forma financial statements do not reflect any gains that might be made from the foregoing transactions as the company has no sale agreement in place with respect to any of these transactions.

      The unaudited pro forma combined financial information is based on the Company’s historical consolidated financial statements for the respective periods. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transactions described above, (2) factually supportable and (3) with respect to the income statement information, expected to have a continuing impact on the combined results. You should read this information in conjunction with the Company’s separate historical consolidated financial statements and accompanying notes included in the Company’s annual report on Form 10-K for the fiscal year ended June 30, 2004.

      The unaudited pro forma combined financial information is presented for informational purposes only and does not purport to represent what Mondavi Delaware’s financial position or operating results actually would have been had the merger and the September 14, 2004 restructuring been completed at the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project Mondavi Delaware’s future operating results or financial position.

The Robert Mondavi Corporation

Unaudited Pro Forma Combined Balance Sheet As of June 30, 2004
(Dollars in thousands)

	The Robert
	Mondavi				September 14, 2004
	Corporation	Merger			Restructuring
	(California)	Adjustments			Adjustments			As of
	As of	(Footnotes A-D)			(Footnotes E-G)			June 30, 2004
	June 30, 2004	Increase/(Decrease)			Increase/(Decrease)			Pro Forma

ASSETS

Current Assets:

Cash and cash equivalents	$48,960	$			$			$48,960

Accounts receivable, net	94,549					(18,149	)(E)	76,400

Inventories	387,940					(118,806	)(E)	264,134
						(5,000	)(G)

Prepaid expenses and other current assets	7,025					42,280	(F)	71,305
						22,000	(G)

Assets held for sale	—					136,955	(E)	102,755
						(34,200	)(F)

Total current assets	538,474					25,080		563,554

Property, plant and equipment, net	397,699					(180,968	)(E)	216,731

Investments in joint ventures	29,607					(29,268	)(E)	339

Restricted cash	6,184							6,184

Other assets	6,206					(3,038	)(E)	3,168

Assets held for sale	—					213,294	(E)	141,774
						(71,500	)(F)

Total assets	$978,170	$				$(46,420)		$931,750

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:

Accounts payable	$26,037		$3,500	(C)	$			$79,537
						50,000	(G)

Employee compensation and related costs	15,905							15,905

Accrued interest	6,967							6,967

Other accrued expenses	14,693							14,693

Current portion of long-term debt	18,910							18,910

Total current liabilities	82,512		3,500			50,000		136,012

Long-term debt, less current portion	363,289							363,289

Deferred income taxes	42,773							42,773

Deferred executive compensation	7,484							7,484

Other liabilities	2,312							2,312

Total liabilities	498,370		3,500			50,000		551,870

Commitments and contingencies	—							—

	The Robert
	Mondavi			September 14, 2004
	Corporation	Merger		Restructuring
	(California)	Adjustments		Adjustments		As of
	As of	(Footnotes A-D)		(Footnotes E-G)		June 30, 2004
	June 30, 2004	Increase/(Decrease)		Increase/(Decrease)		Pro Forma

Shareholders’ equity:

Preferred stock: authorized — 5,000,000 shares; issued and outstanding — no shares		—	(D)			—

Common stock, par value $0.001; issued and outstanding — 100 shares (at date of formation); 17,399,285 converted shares per pro forma		16	(A)			17
		1	(B)			—

Class A common stock, without par value: authorized — 25,000,000 shares; issued and outstanding — 10,676,399	99,268	(99,268	)(A)			—

Class B common stock, without par value: authorized — 12,000,000 shares; issued and outstanding — 5,770,718	9,256	(9,256	)(A)			—

Paid-in capital	13,347	108,508	(A)			157,103
		35,248	(B)

Retained earnings	359,436	(35,249	)(B)			224,267
		(3,500	)(C)
				(63,420	)(F)
				(33,000	)(G)

Deferred compensation stock plans	(534)					(534)

Accumulated other comprehensive income (loss):

Cumulative translation adjustment	(1,011)					(1,011)

Forward contracts	38					38

Total shareholders’ equity	479,800	(3,500)		(96,420)		379,880

Total liabilities and shareholders’ equity	$978,170	$—		$(46,420)		$931,750

Notes to Unaudited Pro Forma Combined Balance Sheet

(A)	To reflect the issuance of one share of common stock of The Robert Mondavi Corporation (Delaware) in exchange for each outstanding share of Class A and Class B common stock of The Robert Mondavi Corporation (California). This adjustment has been recorded based on the par value of The Robert Mondavi Corporation (Delaware) shares issued with the difference between the par value of The Robert Mondavi Corporation (Delaware) shares issued and the book value of The Robert Mondavi Company (California) Class A and Class B shares exchanged recorded as an increase in paid-in capital.

(B)	To reflect the issuance of an additional .165 shares of common stock of The Robert Mondavi Corporation (Delaware) for each outstanding share of Class B common stock of The Robert Mondavi Corporation (California). This adjustment has been recorded using fair value of The Robert Mondavi Corporation (California) Class A common stock as of June 30, 2004 which results in a charge to retained earnings and an increase in paid-in capital for the difference between the aggregate par value of The Robert

Mondavi Corporation (Delaware) common stock issued and the aggregate fair market value of The Robert Mondavi Corporation (California) common stock exchanged.

(C)	To record estimated expenses of $3,500 associated with the recapitalization transaction. These expenses are not deductible for federal or state income tax purposes. As a result the company’s effective tax rate for its quarter ended September 30, 2004 may be as high as 40%.

(D)	To reflect preferred stock of The Robert Mondavi Corporation (Delaware) that has been authorized but not issued.

(E)	In connection with the Company’s plan to divest its luxury brand assets and investments and certain non-strategic assets, as approved by the board of directors on September 14, 2004, adjustment to reflect the reclassification of these assets to be held for sale as follows:

	Luxury	Non-strategic
Current Assets:	Brands	Assets	Adjustment Total

Inventories	$118,806	$—	$118,806

Accounts Receivable	18,149	—	18,149

	136,955	—	136,955

Long-term assets:

Property, plant & equipment	103,468	77,500	180,968

Investments in joint ventures	29,268	—	29,268

Other assets	3,038	—	3,038

	135,774	77,500	213,274

Total	$272,729	$77,500	$350,229

(F)	To reflect the impairment of luxury brand assets and non-strategic assets held for sale, tax effected at 40%, as follows:

Assets held for sale	Impairment

Current:

Inventories(1)	$34,200

Long term:

Property, plan & equipment(2)	71,500

105,700

Less tax at 40%	(42,280)

Impact on retained earnings	$63,420

(1)	Represents a write-down to estimated market prices for the luxury brand’s wine based on current market activity and the write-off of inventory costs relating to discontinued luxury brands.

(2)	Represents estimated losses on the sale of vineyards and related vineyard assets of the luxury business based on contracts and third party valuations. Also represents estimated losses on the sale of non-strategic vineyards and vineyard assets based on previous third party offers, previous comparable transactions and valuations and preliminary current offers.

(G)	In connection with the Company’s plan to divest its luxury brand assets and investments and certain non-strategic assets, as approved by the board of directors on September 14, 2004, adjustment to reflect additional expenses associated with this decision, tax effected at 40%, as follows:

	Luxury	Non-strategic
Current assets:	Brands	Assets	Adjustment Total

Inventory impairment(1)	$—	$5,000	$5,000

Current liabilities:

Grape contract buy out(2)	2,000	12,000	14,000

Severance(3)	8,500	7,000	15,500

Other corporate leases/shutdowns(4)	4,750	4,750	9,500

Transaction fees(5)	8,000	3,000	11,000

Accounts payable	23,250	26,750	50,000

	23,250	31,750	55,000

Less tax at 40%	9,300	12,700	22,000

Impact on retained earnings	$13,950	$19,050	$33,000

(1)	Represents primarily a write-down to estimated market prices of inventory relating to discontinued lifestyle brands based on current market activity.

(2)	Represents the cost to buy out a number of grape purchase contracts for luxury brands and for certain other brands in accordance with the terms of the purchase contract and estimated costs to exit further contracts based on negotiated rates and terms.

(3)	Represents severance costs of employees in the luxury business and the laying off of other employees following the strategic changes occurring in the remaining business, based on identified employees and their related severance costs.

(4)	Represents the costs of exiting certain leases relating to the luxury business based on the terms of the lease and restructuring the remaining business to fit the new strategic plan, based on management estimates.

(5)	Represents estimated costs to sell the luxury assets and investments, based on fee schedules and quotes.

      Note: The Company has reflected total pretax charges of approximately $161 million associated with the September 14, 2004 restructuring in footnotes F and G above. In accordance with generally accepted accounting principles, the amounts are based on the low end of a range of possible outcomes, when no amount in the range is more probable than any other. However, the Company could incur additional costs of approximately $39 million, which represents the difference between this low end and the upper end of management’s estimated range. In addition to these charges are fees of up to $28 million the Company may incur as a result of the early retirement of $262 million in private placement debt following the September 14, 2004 restructuring. These fees have not been reflected in the pro forma statements above because they are dependent upon a number of unknown factors and variables as well as the outcome of ongoing negotiations.

The Robert Mondavi Corporation

Unaudited Pro Forma Income Statement
Year Ended June 30, 2004
(In thousands, except per share data)

	The Robert
	Mondavi
	Corporation
	(California)			As of
	As of	Adjustments		June 30, 2004
	June 30, 2004	Increase/(Decrease)		Pro Forma

Net revenues	$468,047	(89,776	)(B)	$378,271

Cost of goods sold	283,849	(56,195	)(B)	227,654

Gross profit	184,198	(33,581)		150,617

Selling, general and administrative expenses	132,259	(37,040	)(B)	95,219

Gain on sale of assets, net	(1,531)			(1,531)

Operating income	53,470	3,459		56,929

Other (income) expense:

Interest, net	21,382			21,382

Equity income from joint ventures	(6,685)	6,685	(B)	—

Other	(1,580)			(1,580)

Income before income taxes	40,353	(3,226)		37,127

Provision for income taxes	14,769	1,290	(C)	13,479

Net income	$25,584	(1,936)		$23,648

Earnings per share — basic	$1.56			$1.36

Earnings per share — diluted	$1.55			$1.35

Weighted average number of shares outstanding — basic	16,401	952	(A)	17,353

Weighted average number of shares outstanding — diluted	16,542	952	(A)	17,494

Notes to Unaudited Pro Forma Income Statement

(A)	To record the exchange of 6,722,050 common shares of The Robert Mondavi Corporation (Delaware) for 5,770,000 shares of Class B common stock of The Robert Mondavi Corporation (California). The 952,167 incremental shares issued have been recorded as pro forma adjustment.
(B)	The company has approved the plan to explore the divestiture of its luxury wine assets and investments. This adjustment removes the revenues and expenses related to the assets and investments that are subject to the plan of divestiture. The pro forma income statement does not include gains or losses relating to the divestiture because such gains and losses are considered to be non-recurring.
(C)	To record the estimated tax at 40% on the revenues and expenses associated with the assets and investments being divested.